Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Amber Road, Inc.:

We consent to the use of our report dated February 10, 2014, except as to the effects of the reverse stock split described in Note 15, which is as of March 4, 2014, included herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Philadelphia, Pennsylvania

March 5, 2014